PLEASE NOTE:

CERTAIN SPECIFICALLY MARKED PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION AND THE COMPLETE MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

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DISKONKEY PRODUCT SUPPLY AGREEMENT

This DiskOnKey Product Supply Agreement ("Agreement") is entered into and effective as of October 1, 2003 ("Effective Date"), by and between [***] (the "LP"), M-Systems Flash Disk Pioneers, Ltd., an Israeli corporation having its principal place of business at 7 Atir Yeda St., Kfar Saba, 44425, Israel ("M-Systems"), and Toshiba Corporation, a Japanese corporation having its principal place of business at 1-1 Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan ("Toshiba").  M‑Systems and Toshiba are also hereinafter referred to collectively as the "Buyers", and each individually as a "Buyer".  The LP, M-Systems and Toshiba are also hereinafter referred to collectively as the "Parties", and each individually as a "Party".

RECITALS

WHEREAS, the LP has been established [***] for the purpose of engaging exclusively in the manufacture and sale of DiskOnKey Products exclusively to the Buyers.

WHEREAS, [***] M-Systems and [***] have entered into the Supplemental Agreement Among Partners dated as of July 30, 2003 (the "Supplemental Agreement Among Partners") with respect to the establishment of the LP and the conduct of its business.

WHEREAS, as contemplated by the Supplemental Agreement Among Partners, the Parties are entering into the following agreements as of the Effective Date with respect to the LP and its business:

A. The Standard NAND Supply Agreement between Toshiba and the LP (the "Standard NAND Supply Agreement"), pursuant to which Toshiba shall supply and the LP shall purchase Standard NAND Products for incorporation in the LP`s DiskOnKey Products;

B. [***]

C. [***]

WHEREAS, the Supplemental Agreement Among Partners also contemplates that the Parties will enter into this Agreement to provide for the LP`s sale of DiskOnKey Products to the Buyers and the Buyers` purchase of such products from the LP under the terms and conditions set forth herein.

*M-Systems Confidentiality Treatment Requested

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

AGREEMENT

1.                  DEFINITIONS

The following capitalized terms shall have the following meanings for purposes of this Agreement:

1.1              "Business Day" means any day except (a) a Saturday or Sunday, or (b) any other day on which commercial banks in Tokyo, Japan, are authorized by law to close.

1.2              "Committed Volume" means Toshiba`s committed Standard NAND Product supply volume to the LP pursuant to Section 2 (Seller`s Supply Commitment) of the Standard NAND Supply Agreement.

1.3              "Delivery Point" means the delivery destination for DiskOnKey Products identified in the Purchase Order for such products under this Agreement.

1.4              "DiskOnKey Products" means any current or future removable data storage products comprised of (a) a non-detachable USB connector and (b) embedded flash memory for data storage, contained within a single shell package, including, without limitation, M-Systems` DiskOnKey Products of USB versions 1.1, 2.0, OTG, and any other extensions and derivatives thereof. Certain PCBA (as defined in the Section 1.8 below) may be included in the definition of DiskOnKey Products to the extent as mutually agreed by the Parties.

1.5              "Fiscal Year" means each annual period from January 1 through December 31.

1.6              "Governmental Authority" means any governmental body, agency or official of any country or political subdivision of any country, including, but not limited to, federal, state, county and local governments and administrative agencies; any court, administrative hearing body, arbitrator, commission or other similar dispute resolving panel or body; and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of a government.

1.7              "New MPA" means the New Master Purchase Agreement dated as of July 15, 2003, entered into by and between the Buyers.

1.8              "PCBA" means the core electronic component of DiskOnKey Products.  For the avoidance of doubt, PCBA shall not include the shell packaging of DiskOnKey Products.

1.9              "Person" means a natural individual, Governmental Authority, partnership, firm, corporation or other entity.

*M-Systems Confidentiality Treatment Requested

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1.10          "Purchase Orders" means purchase orders to the LP for DiskOnKey Products in accordance with this Agreement, including the DiskOnKey Product description, quantity, Delivery Point and requested delivery date.

1.11          "Standard NAND Products" means any single level cell or multi level cell NAND flash memory products, whether packaged or as dies or wafers, but excluding any XDOC Products.

1.12          "Supply Capacity" for a month means the aggregate volume of DiskOnKey Products that the LP is able to supply to the Buyers for such month, in light of Toshiba`s supply of Standard NAND Products to the LP under the Standard NAND Supply Agreement, and M‑Systems` supply of [***]and provision of [***] to the LP under the[***], respectively.

1.13          "Subsidiary" means a corporation or other entity of which the applicable Person (a) owns, directly or indirectly, 50% or more of the outstanding shares or other ownership interests, or (b) has the right to appoint the majority of the members of the Board of Directors or similar body.

1.14          "Toshiba Internal Company" means any business unit owned or controlled by Toshiba or any of its Subsidiaries.

1.15          "XDOC Product" shall have the meaning set forth in the New MPA.

2.                  SUPPLY AND PURCHASE OF DISKONKEY PRODUCTS

2.1              Supply and Purchase.  The LP shall supply DiskOnKey Products to the Buyers, and the Buyers shall purchase DiskOnKey Products from the LP, on the terms and subject to the conditions contained herein.

2.2              [***].

2.3              Exceptions.  Notwithstanding Section 2.2, the Buyers and/or their respective Subsidiaries shall be entitled to obtain DiskOnKey Products other than from the LP, as follows:

(a)                [***]:

(i)                 [***]

(ii)               [***]

[***]

*M-Systems Confidentiality Treatment Requested

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(b)               Each Buyer may obtain other than from the LP any DiskOnKey Products that [***].

(c)                Toshiba may obtain DiskOnKey Products other than from the LP to the extent that [***].

(d)               M-Systems may obtain DiskOnKey Products other than from the LP to the extent that [***].

(e)                Toshiba may obtain DiskOnKey Products other than from the LP if [***].

3.                  PRICING

3.1              Purchase Price for the DiskOnKey Products.  The pricing of DiskOnKey Products supplied by the LP to the Buyers shall be determined as follows:

[*****]

[***]

*M-Systems Confidentiality Treatment Requested

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3.2              Adjustments to Purchase Price. [***]

3.3              DiskOnKey Products for Toshiba Internal Companies.  Notwithstanding Section 3.1, separate pricing shall apply to Toshiba`s purchase from the LP of DiskOnKey Products to be provided to any Toshiba Internal Company to be sold as a bundled package with any other Toshiba product.  Such pricing shall be equal to the LP`s cost for the applicable DiskOnKey Product.

4.                  FORECASTS

4.1 By no later than [***] prior to the end of each calendar month, each Buyer will provide the LP with a forecast (each, a "Forecast") of such Buyer`s purchases of DiskOnKey Products from the LP for the rolling [***]month period following such month.  Each Forecast shall be sufficiently detailed and shall include, without limitation, [***] the applicable Buyer for each month included in the Forecast.

4.2              Each Forecast shall be a binding purchase commitment, as follows:

(a)                The [***] of each Forecast shall be a binding purchase commitment of the applicable Buyer, provided that, each Buyer may change any components of DiskOnKey Products other than Toshiba`s Standard NAND Products and M-Systems` ASIC products at least [***]shipment by LP of DiskOnKey Products concerned.  The third month of each Forecast shall constitute a binding purchase commitment of Buyer; provided that, Buyer shall be entitled to adjust such commitment upwards or downwards by up to [***] in the second month portion of its next Forecast.

(b)               The [***] of each Forecast shall constitute a binding purchase commitment of Buyer; provided that, Buyer shall be entitled to adjust such commitment upwards or downwards by up to [***] in the third month portion of its next Forecast.

4.3 Each Buyer shall be entitled to submit Forecasts to the LP for up to [***] of the LP`s Supply Capacity; provided that, if a Buyer does not include its entire [***] allocation of the Supply Capacity in its Forecast, the other Buyer may add the unused Supply Capacity to its own Forecast for the applicable month(s).

4.4 Subject to Section 4.2, each Forecast shall commit the Buyer submitting such Forecast to submit Purchase Orders in accordance with Section 5.

5.                  PURCHASE ORDERS; LEAD TIMES

5.1              The Buyers will issue Purchase Orders to the LP as provided in this Section 5.

5.2              Each Buyer shall provide a Purchase Order to the LP on [***].  Subject to the applicable terms hereof, the LP shall accept each Purchase Order within [***] Business Days of receipt by sending a Purchase Order Acknowledgement to the applicable Buyer.

*M-Systems Confidentiality Treatment Requested

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5.3              Purchase Orders will be sent to the LP at the following address: [***]

5.4              Notwithstanding anything to the contrary herein, the Parties shall be obligated to provide the LP in [***] with Purchase Orders for DiskOnKey Products covering [***]of  Toshiba`s Standard NAND Products and ASIC committed under the Forecasts for such month (for which the LP has already purchased the required  Toshiba`s Standard NAND Products and ASIC). In addition, the Parties shall be committed, solely with respect to the first month of any Forecast, that the Purchase Orders will include the PCBA Group (a "PCBA Group" shall be deemed a group of PCBA`s that has exactly the same electronic components, other than ASIC and  Toshiba`s Standard NAND Products), as summarized by the LP, of the PCBA type set forth in such first month, in  the range of [***]. In the event of special components lead time required to support volume of the purchase of DiskOnKey Products by the Buyers from the LP, the parties shall discuss the required changes to the above forecasting mechanism in order to allow the LP to obtain such components and manufacture all required DiskOnKey Products.

5.5              The due date for the DiskOnKey Products included in the applicable Purchase Orders shall be at least [***]after the end of the week during which the Purchase Orders are provided by the Parties to the LP.  In the event that the Parties shall request a shorter lead time for DiskOnKey Products, the LP shall use best efforts (but shall not be committed) to comply with such requests.

Cancellation and rescheduling of Purchase Orders. Purchase Orders provided by the parties to the LP may be canceled and/or rescheduled as follows: (i) the delivery of all DiskOnKey Products covered under Purchase Orders for which delivery was requested for [***] after the end of the week during which the Purchase Orders are provided may not be canceled and/or rescheduled; (ii) the delivery of all DiskOnKey Products covered under Purchase Orders for which delivery was requested for [***] after the end of the week during which the Purchase Orders are provided may be canceled and/or rescheduled for up to [***] of the applicable DiskOnKey Products; and (iii) the delivery of all DiskOnKey Products covered under Purchase Orders for which delivery was requested for more than [***] after the end of the week during which the Purchase Orders are provided may be canceled and/or rescheduled without any limitation. For the avoidance of any doubts, nothing in this Section 5.7 will derogate from the Parties` commitment to Forecasts as set forth in Section 5.4 above, which will remain in full force and effect.

6.                  PAYMENT TERMS

The LP will provide invoices to the Buyers for all DiskOnKey Products supplied hereunder, in each case identifying the applicable Purchase Order(s).  The applicable Buyer shall pay each invoice on [***] basis (i.e., all payments for shipment of DiskOnKey Products within a certain month shall be made no later than[***].  All payments to the LP for DiskOnKey Products under this Agreement shall be made by wire transfer in immediately available funds to a bank account designated by Seller.

*M-Systems Confidentiality Treatment Requested

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7.                  EXCHANGE OF INFORMATION; RECORDS AND AUDIT

7.1              Both Buyers shall keep and maintain appropriate books and records reasonably necessary for verification that they have fully complied with the terms of this Agreement.

7.2              For four (4) years after the end of each Fiscal Year, each Buyer shall be entitled, not more than once annually, to retain independent auditors at such Buyer`s expense (subject to Section 7.4 below), to review the other Buyer`s and/or the LP`s books and records for the purpose of determining whether the applicable amounts paid by the other Buyer and/or the LP meet the requirements of this Agreement.

7.3              Any amounts hereunder due by a Buyer to the LP which are determined, as a result of the audit, to be underpaid or overpaid will promptly be corrected and paid to the LP.

7.4              In the event that an audit is requested by one of the Buyers and such audit shows underpayment by the non-requesting Buyer to the LP of more than seven and a half percent (7.5%) of the aggregate payments due for the period being reviewed, then the non-requesting Buyer shall bear the cost of such audit.

7.5              LP shall submit to each Buyer a financial forecast report containing such as LP`s sales, gross margin, profit before tax and inventory or any other information to be agreed by all the Parties by the end of each month during the term of this Agreement.

8.                  LIMITED WARRANTIES

8.1              Liens, Materials and Workmanship.  LP represents and warrants that each of the DiskOnKey Products supplied hereunder:  (i) will be free and clear of all liens and encumbrances; (ii) will be free from all defects in material and workmanship; and (iii) will conform to the specifications set forth in the Purchase Order for such DiskOnKey Products.  This warranty shall run for one (1) year from the delivery date of the applicable DiskOnKey Product.

8.2              Warranty Repair/Replacement.  If any DiskOnKey Product is found to breach the warranty specified in Section 8.1, the applicable Buyer may (within the applicable warranty period) send a notice to LP informing it of the breach of warranty.  Upon receipt of such notice, LP will issue a Return Material Authorization (RMA) authorizing the Buyer to return the defective DiskOnKey Products to LP.  Upon return of the defective DiskOnKey Products, LP shall, at LP`s expense, and LP`s sole discretion, promptly repair or replace defective DiskOnKey Products, and return the repaired or replaced units to the Buyer.  Except as expressly otherwise provided herein, this Section 8.2 shall constitute the Buyer`s sole and exclusive remedy and LP`s sole and exclusive obligation with respect to any breach of the warranty specified in Section 8.1.

*M-Systems Confidentiality Treatment Requested

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8.3              Epidemic Failures.  LP shall, at LP`s own expense and at the Buyer`s option, promptly cause to be repaired or replaced or give the Buyer a credit for DiskOnKey Products delivered under this Agreement which exhibit Epidemic Failures within one (1) year of the delivery date of the applicable DiskOnKey Products.

8.4              Freight and Incidental Costs. LP will be responsible for freight and incidental costs in connection with the repair or replacement of DiskOnKey Products under Sections 8.2 or 8.3, including reasonable costs for labor, inspection and testing, freight charges from the Buyer to LP, and freight charges from LP  to the Buyer.

8.5              No Liability. LP`s warranty in Section 8.1 and its obligations under this Section 8 shall not apply with respect to any DiskOnKey Product claims or non conformance of DiskOnKey Products or spare parts relating to, arising from or caused by any of the following: abuse, misuse, improper use, negligence, accident, alteration, modification, tampering or improper repair or installation (in each case including actions not in compliance with applicable DiskOnKey Product specifications), by the Buyer, any other party not authorized by LP or otherwise.

8.6              No Waiver.  Neither the Buyer`s approval of LP`s material or design for a DiskOnKey Product or its acceptance of any DiskOnKey Products not in compliance with LP`s warranty obligations under Section 8.1 shall relieve LP of its obligations under this Section 8, unless otherwise specifically agreed in writing by the Buyer.

8.7              NO OTHER WARRANTIES.  THE WARRANTIES AND OBLIGATIONS OF LP SET FORTH IN THIS SECTION 8 CONSTITUTE LP`S SOLE WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE DISKONKEY PRODUCTS.  THE WARRANTIES AND OBLIGATIONS SET FORTH IN THIS SECTION 8 ARE IN LIEU OF, AND LP EXPRESSLY DISCLAIMS AND WAIVES, ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

9.                  TERMINATION

9.1              This Agreement may be terminated as follows:

(a)                Upon the termination of the Supplemental Agreement Among Partners in accordance with Section 7.2 thereof.

(b)               By consent in writing of the Parties.

*M-Systems Confidentiality Treatment Requested

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(c)                At the election of either Buyer or the LP, if the other Buyer or the LP commences a voluntary Proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial portion of its property or taking possession by any such official in any involuntary Proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any action to authorize any of the foregoing.

(d)               At the election of either Buyer or the LP, if an involuntary Proceeding is commenced against the other Buyer or the LP seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for such Buyer or the LP or any substantial part of its property, and such involuntary Proceeding remains undismissed and unstayed for a period of one hundred twenty (120) days.

(e)                At the election of either Buyer or the LP, if there has been a material violation or breach by the other Buyer or the LP of any material covenant or agreement contained herein, which violation or breach shall not have been cured or corrected by the violating or breaching Buyer or the LP within thirty (30) Business Days after receipt of notice thereof, describing such violation or breach in reasonable detail (or such longer period (not to exceed fifteen (15) Business Days) as is reasonably necessary to remedy such violation or breach, provided that the violating or breaching Buyer or the LP shall commence such action to cure such violation or breach within such thirty (30) Business Days and thereafter shall use commercially reasonable efforts to pursue such cure until such violation or breach is cured).

9.2              In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall cease to have further force or effect and neither Buyer nor the LP shall have any liability to the other Buyer or the LP in respect to this Agreement, provided that:

(a)                Termination of this Agreement for any reason shall not release any Party from any liability which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

(b)               If this Agreement is terminated by any Party pursuant to Sections 9.1(c), (d) or (e), then both Buyers, in addition to any other rights provided herein but subject to their obligations hereunder to pay for the completed DiskOnKey Products, may require the LP to transfer title and deliver to the applicable Buyer any completed DiskOnKey Products and/or materials that the LP has produced or acquired for the completion of such Purchase Orders.  The LP shall protect and preserve for the applicable Buyers` benefit such property in the possession of the LP.

*M-Systems Confidentiality Treatment Requested

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(c)                If this Agreement is terminated by the LP pursuant to Sections 9.1(c), (d) or (e), then the LP, in addition to any other rights provided herein, may require the Buyers to accept and pay for any completed DiskOnKey Products that the LP has produced for the completion of any Purchase Orders accepted prior to such termination.

(d)               Notwithstanding any termination of this Agreement, the provisions of Sections 1, 7, 8, 9.2, 10, 11, 12, 13 and 14 shall remain in effect.

10.              RELATIONSHIP OF THE PARTIES

For the avoidance of doubt, it is hereby clarified that LP is an independent contractor of the Buyers under this Agreement.  No Party shall have the authority to enter into agreements of any kind on behalf of another Party with respect to the subject matter of this Agreement or otherwise bind or obligate another Party in any manner to any third party.  This Agreement does not and shall not be deemed to create a general agency and no Party shall be considered a legal representative of another Party for any purpose.

11.              LIMITATION OF LIABILITY

IN NO EVENT SHALL ANY PARTY BE LIABLE WITH RESPECT TO THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, DAMAGES TO ANY OTHER PARTY`S BUSINESS REPUTATION HOWEVER CAUSED, AND ON ANY THEORY OF LIABILITY WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.              PROPRIETARY RIGHTS INDEMNITY

12.1          Representation and Warranty.  The LP represents and warrants to Buyers that for the term of this Agreement the DiskOnKey Products provided under this Agreement do not infringe or violate any patent, copyright, trade secret, mask work right or other intellectual property right of a third party.

*M-Systems Confidentiality Treatment Requested

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12.2          The LP`s Indemnity Obligation.  The LP shall, at its expense and at Buyer`s request, defend any claim or action brought against Buyer, and Buyer`s subsidiaries, affiliates, directors, officers, employees, agents and independent contractors (collectively, the "Buyer Indemnified Parties") to the extent it is based on a claim based on or resulting or arising from a breach of the representation contained in Section 12.2, and the LP shall indemnify and hold Buyer Indemnified Parties harmless from and against any costs, damages and fees reasonably incurred by Buyer Indemnified Parties, including but not limited to fees of attorneys and other professionals, that are attributable to such claim; provided that:  (a) Buyer gives the LP reasonably prompt notice in writing of any such suit and permits the LP, at its sole control and through counsel of its choice, to answer the charge of infringement and defend and negotiate for settlement of such claim or suit; (b) Buyer provides the LP information, assistance and authority at the LP`s expense to enable the LP to defend such suit; and (c) the LP shall not be responsible for any settlement made by Buyer without the LP`s prior written permission.  In the event the LP settles any such suit, the LP agrees not to disclose to third parties the terms of the settlement nor to permit the party claiming infringement to disclose such terms without first obtaining Buyer`s written permission.

12.3          Exceptions.  The LP will not have liability under this Section 12 to the extent that: (a) any claim or suit would have been avoided but for Buyer`s combination, operation, or use of the DiskOnKey Products with devices, parts, or software not supplied by the LP; or (b) any claimed infringement is primarily attributable to any modification or addition to the DiskOnKey Products not authorized by the LP.

12.4          Duty to Correct.  In addition to its obligations under Section 12.2, should the use, sale or other disposition of the DiskOnKey Products be enjoined by a court or in the event there is a final judicial determination that the DiskOnKey Products infringe a third party`s proprietary right, the LP shall, at the LP`s expense and option:  (a) procure for Buyer the past right to make, use and sell and the future right to continue to make, use and sell the DiskOnKey Products; or (b) replace or modify the DiskOnKey Products to make such DiskOnKey Products non-infringing, provided that the replacement or modified DiskOnKey Products is functionally interchangeable with and has at least the same performance as the replaced DiskOnKey Products; or (c) refund any moneys received by the LP from Buyer hereunder for the DiskOnKey Products whose use, sale or other disposition was enjoined.

12.5          Exclusive Liability.  The Parties` obligations set forth in this Section 12 constitute the Parties` exclusive liability and the Parties` sole remedy arising out of any third party`s claim of infringement.

*M-Systems Confidentiality Treatment Requested

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13.              PRODUCT LIABILITY

The LP shall, at the LP`s expense, indemnify, hold harmless and, at Buyer`s request, defend Buyer Indemnified Parties from and against any and all loss, cost, liability or expense (including costs and reasonable fees of attorneys and other professionals) arising out of or in connection with a claim that any of the DiskOnKey Products purchased by Buyer hereunder caused injury or damage to persons or property to the extent caused by any defect in the design or manufacture of such DiskOnKey Products when used in accordance with the LP`s applicable specifications (including any usage guidelines or instructions), provided that (a) Buyer gives the LP reasonably prompt notice in writing of any such claim and permits the LP, at its sole control and through counsel of its choice, to answer, defend and negotiate for settlement of such claim, (b) Buyer provides the LP information, assistance and authority, at the LP`s expense, to enable the LP to defend such claim; and (c) the LP shall not be responsible for any settlement made by Buyer without the LP`s prior written permission.  This Section 13 shall not apply to any loss, cost, liability or expense arising out of the negligence of Buyer or any third party (including any customer).

14.              GENERAL PROVISIONS.

14.1          Governing Law.  This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, U.S.A. (without regard to the choice of law provisions thereof).  The Parties agree and consent that services of process may be made upon the Parties in any Proceedings relating hereto by any means allowed under applicable law.

14.2          Dispute Resolution.

(a)                The Parties intend that all disputes between the Parties arising out of this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party.  In the event that any such dispute cannot be resolved thereby within a period of sixty (60) days after such notice has been given, such dispute shall be finally settled by binding arbitration at the request of any Party.

(b)               Each arbitration hereunder shall be conducted in the English language in New York, New York, U.S.A. in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the "Rules").  However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the Rules.  Any Party may demand arbitration by filing a written demand with the other Party or the LP within one hundred twenty (120) days after the expiration of the sixty (60) day period described above.  Each Party shall select one (1) arbitrator and the two (2) arbitrators selected by the Parties shall jointly select a third arbitrator, which arbitrators shall conduct the arbitration of such dispute.  In the event the two (2) arbitrators are unable to select a third arbitrator, such selection shall be made pursuant to the Rules.  Judgment upon an award rendered in an arbitration hereunder may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

*M-Systems Confidentiality Treatment Requested

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The arbitrators shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding intended to resolve a dispute.  The arbitrators shall also have the authority to allocate among the Parties the costs of the arbitration in such equitable manner as the arbitrators may determine.  The prevailing Party or LP in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith.  Notwithstanding the foregoing, either Party or the LP shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction, pending the final decision or award of the arbitrators.  The award rendered in an arbitration hereunder shall be final and non‑appealable.

14.3          Notices and Other Communications.  Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in the English language and shall be provided by one or more of the following means and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a transmittal confirmation, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed in writing to the sender by such courier service.  All such notices, requests, demands and other communications shall be addressed as follows:

If to M-Systems:

General Counsel
M-Systems Flash Disk Pioneers Limited
7 Atir Yeda St. Kfar Saba, 44425, Israel
Telephone: +972-9-764-5000
Facsimile: +972-3-548-8666

If to Toshiba:

Toshiba Corporation
1-1 Shibaura 1-chome, Minato-ku
Tokyo 105-8001
JAPAN
General Manager

Legal Affairs and Contracts Division

Semiconductor Company

Telephone: +81-3-3457-3452

Facsimile: +81-3-5444-9342

*M-Systems Confidentiality Treatment Requested

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If to the LP:

[****]

[****]

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 14.3.

14.4          Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, the Parties agree that such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.  If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

14.5          Amendments.  This Agreement may be amended or modified only by a written instrument signed by each Party.

14.6          Waiver.  Any waiver by a Party of an instance of another Party`s noncompliance with any obligation or responsibility herein contained shall be in writing and signed by the waiving Party, and shall not be deemed a waiver of any other instance of the other Party`s noncompliance hereunder.

14.7          No Assignment.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties.  No Party may assign this Agreement or its rights hereunder to any Person without the written consent of the other Parties.  No assignment by a Party of this Agreement or of a Party`s rights hereunder (as agreed to by the other Parties) shall release such assigning Party from any of its obligations hereunder.  Any attempted assignment of this Agreement in violation of this Section 14.7 shall be void and of no effect.

14.8          No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and the Parties do not intend to confer third-party beneficiary rights upon any other person.

14.9          Expenses.  Each Party shall bear all of its out-of-pocket costs and expenses incurred in connection with the negotiation and execution of this Agreement.

14.10      Construction.  This Agreement has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party.

*M-Systems Confidentiality Treatment Requested

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14.11      Interpretation and Construction of this Agreement.  Unless the context shall otherwise require, any pronoun shall include the corresponding masculine, feminine and neuter forms, and words using the singular or plural number shall also include the plural or singular number, respectively.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".  All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.  The headings of the Articles and Sections hereof are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.  Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).  Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

14.12      Language.  The Parties have negotiated this Agreement in the English language, which shall be the governing language of this Agreement.

14.13      Specific Performance.  Each Party agrees that the other Parties shall be entitled to obtain an injunction or injunctions in accordance with the dispute resolution procedures contained in Section 14.2 to prevent breaches of the provisions of this Agreement or any agreement contemplated hereunder, and to enforce specifically the terms and provisions hereof.

14.14      Cumulative Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby or by law or otherwise on such Party, and the exercise of any one remedy will not preclude the exercise of any other remedy.

14.15      Entire Agreement.  The provisions of this Agreement and the Exhibits and Schedules hereto set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications among the Parties relating to the subject matter hereof.

*M-Systems Confidentiality Treatment Requested

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14.16      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

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*M-Systems Confidentiality Treatment Requested

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IN WITNESS WHEREOF, the Parties have caused this DiskOnKey Product Supply Agreement to be executed by their duly authorized representatives as of the Effective Date.

M-Systems Toshiba CORPORATION

FLASH DISK PIONEERS LTD.

By: By:

Name: Name:

Title: Title:

[****]

By:

Title:

*M-Systems Confidentiality Treatment Requested

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